As filed with the Securities and Exchange Commission on April 11, 2016

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The9 Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Building No. 3, 690 Bibo Road

Zhang Jiang Hi-Tech Park

Pudong New Area, Pudong

Shanghai 201203

People’s Republic of China

Tel: +86-21-5172-9999

(Address and telephone number of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address and telephone number of agent for service)

Copies to:

George Lai Chief Financial Officer The9 Limited Building No. 3, 690 Bibo Road Zhang Jiang Hi-Tech Park Pudong New Area, Pudong Shanghai 201203 People’s Republic of China Tel: +86-21-5172-9999	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong +852-3740-4700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per ordinary share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Ordinary shares, par value US$0.01 per share	16,474,355(2)	$2.325	$38,302,875.4	$3,857.1

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of ordinary shares that may be issued from time to time to prevent dilution as a result of a distribution, split, combination or similar transaction.
(2)	Consists of (i) up to 11,695,511 ordinary shares issuable upon conversion of the 12% senior convertible notes and (ii) up to 4,778,844 ordinary shares issuable upon exercise of the warrants held by the selling shareholder identified in the prospectus forming part of this registration statement. These ordinary shares may be represented by American depositary shares, or ADSs. American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-156635). Each American depositary share represents one ordinary share.
(3)	The proposed maximum aggregate offering price, estimated solely for the purpose of calculating the registration fee, has been computed pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, and is based on the average of the high and low sales prices of the registrant’s ADSs on April 5, 2016, as reported on The NASDAQ Global Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 11, 2016

PROSPECTUS

The9 Limited

16,474,355 Ordinary Shares

Represented by 16,474,355 American Depositary Shares

This prospectus relates to the proposed resale from time to time of up to 16,474,355 ordinary shares of The9 Limited, par value US$0.01 per share, to be represented by up to 16,474,355 American Depositary Shares, also referred to as the ADSs, by the selling shareholder identified in the “Selling Shareholder” section in this prospectus, or the Selling Shareholder, or their transferees, pledgees, donees or other successors in interest. The ordinary shares underlying the ADSs being offered by the Selling Shareholder consists of (i) up to 11,695,511 ordinary shares issuable upon conversion of the senior secured convertible notes in the aggregate principal amount of US$40,050,000, or the Convertible Notes, and (ii) up to 4,778,844 ordinary shares issuable upon exercise of the warrants in the aggregate principal amount of US$9,950,000, or the Warrants, held by the Selling Shareholder.

The ADSs are listed on The NASDAQ Global Market, or NASDAQ, under the symbol “NCTY.” On April 8, 2016, the last reported sale price of the ADSs on NASDAQ was $2.28 per ADS.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 6 of this prospectus.

The Selling Shareholder may offer and sell the securities from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods. The names of any underwriters may be stated in the applicable prospectus supplement, if any such prospectus supplement is prepared. See “Plan of Distribution” elsewhere in this prospectus for a more complete description of the ways in which the securities may be sold by the Selling Shareholder.

We are not selling any ADSs and will not receive any of the proceeds from the sale of ADSs by the Selling Shareholder.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2016

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, the Selling Shareholder may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the Selling Shareholder may offer. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other documents are not necessarily complete. If the SEC rules and regulations require that an agreement or other document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. This prospectus may be supplemented by a prospectus supplement that may add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus or, if applicable, any other offering materials we may provide you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, the Selling Shareholder is not and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement or any other offering materials is accurate only as of the date on their respective cover, and you should assume that the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate only as of the date that document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

In addition, this prospectus and any accompanying prospectus supplement do not contain all the information set forth in the registration statement, including exhibits, that we have filed with the SEC on Form F-3 under the U.S. Securities Act of 1933, as amended, or the Securities Act. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

In this prospectus, unless otherwise indicated or the context otherwise requires,

•	“ADSs” refers to American depositary shares, each of which represents one of our ordinary shares;

•	“The9,” “we,” “us,” “our company” and “our” refer to The9 Limited, its subsidiaries and its consolidated affiliated entities;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for purposes of this prospectus only, Taiwan, Hong Kong and Macau;

•	“Renminbi” or “RMB” refers to the legal currency of China;

•	“U.S. GAAP” refers to generally accepted accounting principles in the United States; and

•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Any information referenced this way is considered part of this prospectus, and any information that we file after the date of this prospectus with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents:

•	Our annual report on Form 20-F for the year ended December 31, 2015, filed with the SEC on April 11, 2016;

•	The description of our ordinary shares contained in our registration statement on Form 8-A (File No. 000-51053), filed with the SEC on November 30, 2004, and any amendment or report filed for the purpose of updating such description;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

Our annual report on Form 20-F for the fiscal year ended December 31, 2015 filed with the SEC on April 11, 2016 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

The9 Limited

Building No. 3, 690 Bibo Road

Zhang Jiang Hi-Tech Park

Pudong New Area, Pudong

Shanghai 201203

People’s Republic of China

Tel: +86-21-5172-9999

Attention: Investor Relations Department

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. Neither we nor the Selling Shareholder is making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements that relate to our current expectations and views of future events. Our forward-looking statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigations Reform Act of 1995. You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions, although not all forward-looking statement contain these words. Forward-looking statements include, but are not limited to, statements relating to:

•	our ability to successfully launch and operate additional games in China and overseas;

•	our ability to develop, license or acquire additional online games that are attractive to users;

•	the maintenance and expansion of our relationships with game distributors and online game developers, including our existing licensors;

•	uncertainties in and the timeliness of obtaining necessary governmental approvals and licenses for operating any new online game;

•	risks inherent in the online game business;

•	risks associated with our future acquisitions and investments;

•	our ability to compete effectively against our competitors;

•	risks associated with our corporate structure and the regulatory environment in China; and

•	other risks outlined in our filings with the SEC.

We would like to caution you not to place undue reliance on forward-looking statements and you should read these statements in conjunction with the cautionary statements included in this prospectus and in the “Risk Factors” section in our most recent annual report on Form 20-F incorporated by reference herein. Those risks are not exhaustive. We operate in an emerging and evolving environment. New risk factors emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law. You should read this prospectus and the documents incorporated by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

OUR COMPANY

We primarily operate proprietary and licensed online games, including MMOFPSs, mobile games and TV games. We have developed proprietary games, including Firefall and Song of Knights, and are developing several proprietary mobile games. We have also obtained an exclusive license to operate CrossFire 2, an MMOFPS in development, in China through a joint venture. We also develop and operate the business of “Fun Box,” a home entertainment set top box, which enables online video and video games on TV, through a joint venture.

We generate our online game service revenues primarily through an item-based revenue model, under which players play games for free, but they are charged for in-game items, such as performance-enhancing items, clothing and accessories. Our customers typically access our online games through personal computers, mobile devices or TVs. They purchase in-game items primarily through our Pass9 payment system, or by using prepaid cards purchased at online game platforms. Pass9 is a proprietary, fully integrated online membership management and payment system, which offers one-stop account management and payment services to our customers. To ensure quality customer service and seamless operations, we maintain a powerful technology platform consisting of numerous servers and network devices located in four Internet data centers in China.

As mobile business has become increasingly popular in China, we are also developing our mobile application platforms. We established a mobile business unit in April 2010 and started to expand into the mobile business. We also operate our proprietary mobile advertising platform, Juzi, and a mobile app education business.

Our principal executive offices are located at Building No. 3, 690 Bibo Road, Zhang Jiang Hi-Tech Park, Pudong New Area, Pudong, Shanghai 201203, People’s Republic of China. Our telephone number at this address is +86-21-5172-9999.

ABOUT THIS OFFERING

This prospectus relates to the proposed resale from time to time by the Selling Shareholder of up to 16,474,355 ordinary shares to be represented by ADSs, consisting of (i) up to 11,695,511 ordinary shares issuable upon conversion of the senior secured convertible notes in the aggregate principal amount of US$40,050,000, or the Convertible Notes, and (ii) up to 4,778,844 ordinary shares issuable upon exercise of the warrants in the aggregate principal amount of US$9,950,000, or the Warrants, which are held by the Selling Shareholder. The Selling Shareholder acquired the Convertible Notes and the Warrants pursuant to the Convertible Note and Warrant Purchase Agreement entered into on November 24, 2015, or the Agreement, by and among our company, the Selling Shareholder and the parties listed in Schedule 1 attached thereto, pursuant to Regulation S under the Securities Act of 1933.

Pursuant to the Agreement, we issued the Convertible Notes and the Warrants to the Selling Shareholder on December 11, 2015. The Convertible Notes are divided into three tranches, including (i) Tranche A Convertible Notes in the aggregate principal amount of US$22,250,000, which are convertible into ADSs at an initial conversion price of US$2.60 per ADS; (ii) Tranche B Convertible Notes in the aggregate principal amount of US$13,350,000, which are convertible into ADSs at an initial conversion price of US$5.20 per ADS; and (iii) Tranche C Convertible Notes in the aggregate principal amount of US$4,450,000, which are convertible into ADSs at an initial conversion price of US$7.80 per ADS, provided that at no time shall the Selling Shareholder be entitled to convert any portion of the Convertible Notes into ADSs if subsequent to such conversion the Selling Shareholder holds more than 20% of the our total outstanding and issued ordinary shares. The initial conversion prices are subject to customary anti-dilution adjustments. The Convertible Notes bear interest at a rate of 12% per year, payable when the principal amount of the Convertible Notes becomes due. The Convertible Notes are due in 2018, subject to an extension of two years at the discretion of the Selling Shareholder, or the Extension Option. The Convertible Notes are secured by a pledge of our 100% equity interests in two of our wholly-owned subsidiaries in China, including The9 Computer Technology Consulting (Shanghai) Co., Ltd. and China The9 Interactive (Shanghai) Limited, and a mortgage over our office building in Shanghai which we currently use as our principal executive offices.

The Warrants are divided into the four tranches, including (i) Tranche I Warrants in the aggregate principal amount of US$5,000,000, which are exercisable for ADSs at an initial exercise price of US$1.50 per ADS; (ii) Tranche A Warrants in the aggregate principal amount of US$2,750,000, which are exercisable for ADSs at an initial exercise price of US$2.60 per ADS; (iii) Tranche B Warrants in the aggregate principal amount of US$1,650,000, which are exercisable for ADSs at an initial exercise price of US$5.20 per ADS; and (iv) Tranche C Convertible Notes in the aggregate principal amount of US$550,000, which are exercisable for ADSs at an initial exercise price of US$7.80 per ADS. The initial exercises prices are subject to customary anti-dilution adjustments. The Tranche I Warrants are exercisable at any time prior to the date that is 60 months from their issuance date of December 11, 2015. The Tranche A Warrants, Tranche B Warrants and Tranche C Warrants are exercisable at any time prior to the third anniversary of their issuance date of December 11, 2015 or, in the event the Selling Shareholder extends the maturity date of the Convertible Notes by exercising the Extension Option, the fifth anniversary of their issuance date of December 11, 2015.

Pursuant to the Agreement, we agreed to register the ordinary shares issuable upon conversion of the Convertible Notes and exercise of the Warrants on a registration statement on F-3, and use our best efforts to cause such registration statement to be declared effective by the SEC as promptly as possible after the initial filing. We are registering such shares in the registration statement which includes this prospectus.

Additional information regarding the Convertible Notes and the Warrants are provided in the annual report on Form 20-F for the fiscal year ended December 31, 2015, which we filed with the SEC on April 11, 2016, and which is incorporated herein by reference.

RISK FACTORS

Investing in the ADSs involves risk. Before investing in any securities that may be offered pursuant to this prospectus, you should carefully consider the risk factors and uncertainties set forth under the heading “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale.

OFFER STATISTICS AND EXPECTED TIMETABLE

The Selling Shareholder identified in this prospectus may sell from time to time up to 16,474,355 ADSs, representing 16,474,355 of our ordinary shares, consisting of (i) up to 11,695,511 ordinary shares issuable upon conversion of the Convertible Notes, and (ii) up to 4,778,844 ordinary shares issuable upon exercise of the Warrants.

We shall keep the shelf registration statement current and cause it to remain effective to permit the prospectus under the shelf registration statement or any subsequent registration statement to be usable by the registrable securities holders until the earlier of (i) such time as all of the registrable securities covered here have been publicly sold by the holders, or (ii) the date that all registrable securities covered here may be sold by the holders pursuant to Rule 144 without any restriction.

USE OF PROCEEDS

We will not receive any proceeds from the sale of ADSs by the Selling Shareholder.

SELLING SHAREHOLDER

We are registering, in the registration statement which includes this prospectus, the ordinary shares issuable upon conversion of the Convertible Notes and exercise of the Warrants held by Splendid Days Limited, or the Selling Shareholder, to permit the sale of ADSs representing these ordinary shares from time to time after the date of this prospectus. We have no assurance that the Selling Shareholder will sell any of the ordinary shares registered for resale hereunder. See “Plan of Distribution.” In addition, the Selling Shareholder may sell the ADSs pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of ADSs representing ordinary shares that the Selling Shareholder will sell under this prospectus. Information about the Selling Shareholder may change over time.

The following table, to our knowledge, sets forth information regarding the beneficial ownership of our ordinary shares of the Selling Shareholder as of the latest practicable date as indicated in the footnotes thereto. As of the date of this prospectus, we have 37,283,929 ordinary shares outstanding, including 26,971,530 ordinary shares issued to the depositary for the ADS program and reserved for future grants under our share incentive plan. Beneficial ownership is determined in accordance with the rules of the SEC. The information provided in the table below is based in part on information provided by or on behalf of the Selling Shareholder.

	Ordinary Shares Beneficially Owned Before the Offering(1)			Ordinary Shares Being Offered		Ordinary Shares Beneficially Owned After the Offering(2)
	Number		%			Number	%
Selling Shareholder:
Splendid Days Limited(3)	11,974,826	(5)	24.3	16,474,355	(4)	—	—

Notes:

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our ordinary shares. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.
(2)	The Selling Shareholder might not sell any or all of the ordinary shares offered by this prospectus and as a result, we cannot estimate the number of ordinary shares that will be held by the Selling Shareholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the ordinary shares covered by this prospectus will be held by the Selling Shareholder.
(3)	According to the Schedule 13D filed by the Selling Shareholder and other reporting persons with the SEC on December 21, 2015, the Selling Shareholder, a British Virgin Islands company, Ark Pacific Investment Management Limited, a company organized under the laws of Cayman Islands, Ark Pacific Special Opportunities Fund I, L.P., an exempted limited partnership organized under the laws of Cayman Islands, and Ng Chi Keung Kenneth, a PRC citizen, share the voting and dispositive power over the ordinary shares issuable upon conversion of the Convertible Notes and exercise of the Warrants held by the Selling Shareholder. In addition, according to the same Schedule 13D, the Selling Shareholder and Ark Pacific Investment Management Limited entered into certain Participation Agreements, effective as of December 4, 2015, with each of Ark Pacific Special Opportunities Fund I, L.P., Quality Event Limited, Pacman I Limited, Pacman II Limited and Fortune Profile Limited, or collectively, the Participants. According to the Schedule 13D, pursuant to the Participation Agreements, the Selling Shareholder granted risk participation interests to the Participants of the Selling Shareholder’s interest in, to and under an aggregate principal amount of US$27,777,777 of the Convertible Notes and the Warrants in consideration for US$20,050,000. Accordingly, each Participant has acquired beneficial ownership over certain number of ordinary shares issuable upon conversion of the Convertible Notes and exercise of the Warrants held by the Selling Shareholder. The address for Splendid Days Limited is Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands.

(4)	The total number of ordinary shares being offered represents the aggregate number of ordinary shares issuable to the Selling Shareholder assuming full conversion of the Convertible Notes at the applicable initial conversion prices and full exercise of the Warrants at the applicable initial exercise prices, consisting of (i) 8,557,692 ordinary shares issuable upon conversion of all the Tranche A Convertible Notes at the initial conversion price of US$2.60 per ADS, (ii) 2,567,307 ordinary shares issuable upon conversion of all the Tranche B Convertible Notes at the initial conversion price of US$5.20 per ADS, (iii) 570,512 ordinary shares issuable upon conversion of all the Tranche C Convertible Notes at the initial conversion price of US$7.80 per ADS, (iv) 3,333,333 ordinary shares issuable upon exercise of all the Tranche I Warrants at the initial exercise price of US$1.5 per ADS, (v) 1,057,692 ordinary shares issuable upon exercise of all the Tranche A Warrants at the initial exercise price of US$2.60 per ADS, (vi) 317,307 ordinary shares issuable upon exercise of all the Tranche B Warrants at the initial exercise price of US$5.2 per ADS, (vii) 70,512 ordinary shares issuable upon exercise of all the Tranche C Warrants at the initial exercise price of US$7.80 per ADS. The total number of ordinary shares being offered disregards the restriction under the Agreement on the ability of the Selling Shareholder to convert any portion of the Convertible Notes if subsequent to such conversion the Selling Shareholder holds more than 20% of our total outstanding and issued ordinary shares (the “20% restriction”).
(5)	The total number of ordinary shares beneficially owned by the Selling Shareholder reported herein represents the aggregate number of ordinary shares that the Selling Shareholder beneficially owned as of December 21, 2015, as reported on the Schedule 13D filed by the Selling Shareholder and other reporting persons with the SEC on December 21, 2015, consisting of (i) an aggregate 7,195,982 ordinary shares issuable upon conversion of the Convertible Notes, which took into account the 20% restriction, and (ii) an aggregate 4,778,844 ordinary shares issuable upon exercise of the Warrants.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated in the Cayman Islands and our affairs are governed by our memorandum and articles of association and the Companies Law (2013 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this annual report, our authorized share capital is US$2,500,000, consisting of 250,000,000 ordinary shares, par value of US$0.01 each. As of the date of this prospectus, we have 37,283,929 ordinary shares outstanding, which includes 26,971,530 ordinary shares issued to The Bank of New York Mellon, our ADS depositary, for bulk issuance of ADSs held by us and reserved for future issuances upon the exercise of options under our share incentive plan. All our issued and outstanding ordinary shares are fully paid.

Our Memorandum and Articles of Association

The following are summaries of material provisions of our currently effective amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

General. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting Rights. Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by any shareholder or shareholders together holding at least ten percent of the shares given a right to vote at the meeting, present in person or by proxy.

A quorum required for a meeting of shareholders consists of holders of not less than one-third of all outstanding shares entitled to vote. Shareholders’ meetings shall, if required by the Companies Law, be held annually. Annual general meetings and extraordinary general meetings may be convened by our board of directors on its own initiative. Extraordinary general meetings shall be convened by our board of directors upon a request to the directors by shareholders holding in aggregate at least 33% of our voting share capital. Advance notice of at least seven business days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting and includes a unanimous written resolution expressly passed as a special resolution. A special resolution is required for important matters such as a change of name, a decrease of our share capital, or amending the memorandum and articles of association. Holders of the ordinary shares may effect certain changes by ordinary resolution, including an increase of our share capital, the consolidation and division of all or any of our share capital into shares of a larger amount than our existing share capital, and the cancellation of any shares.

Transfer of Shares. Subject to the restrictions of our articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board. The transferor shall be deemed to remain the holder of the shares until the name of the transferee is entered in the register of members in respect thereof.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares as the liquidator deems fair. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption and Repurchase of Shares. Subject to the provisions of the Companies Law and our articles of association, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares provided that the manner of such purchase has been approved by ordinary resolution of our shareholders or the manner of such purchase is in accordance with our articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if our company has commenced liquidation.

Variation of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of a majority of the issued shares of that class or with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, each annual report on Form 20-F that we file with the SEC includes, among other things, annual audited financial statements and certain shareholding information for our directors and officers and principal shareholders.

Differences in Corporate Law

The Companies Law is modeled after that of English law but does not follow recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to Delaware corporations and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes:

•	a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company; and

•	a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by:

•	a special resolution of the shareholders of each constituent company; and

•	such other authorizations, if any, as may be specified in such constituent company’s articles of association.

The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures, subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. The Cayman Islands courts can be expected to follow English case law precedents. The Cayman Islands courts can be expected to apply and follow common law principles (namely the rule in Foss v Harbottle and the exceptions thereto) that permit a minority shareholder to commence a class action against the company or a derivative action in the name of the company to challenge (1) an act that is outside the company’s corporate powers or that is illegal, (2) an act constituting a fraud against the minority shareholders where the wrongdoers are themselves in control of the company, and (3) an action requiring a resolution passed by a qualified or special majority that has not been obtained.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation, he must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit out of his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, there are indications that the English and Commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Cayman Islands law and our articles of association allow our shareholders holding not less than 33 per cent of the paid up voting share capital of our company to requisition a shareholder’s meeting.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors can be removed with or without cause, but only by the vote of a majority of the holders of our shares voting at a general meeting or the unanimous written resolution of all shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquiror of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law, our company may be dissolved, liquidated or wound up by either an order of the courts of the Cayman Islands or by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the written consent of the holders of at least a majority of the shares of such class or with the sanction of a resolution passed by at least a majority of the holders of such class present in person or by proxy at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our memorandum and articles of association may be amended with the vote of at least two-third holders of our shares at a general meeting or the unanimous written resolution of all shareholders.

Anti-Takeover Provisions in Memorandum and Articles of Association. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	create a classified board of directors pursuant to which our directors are elected for staggered terms, which means that shareholders can only elect, or remove, a limited number of directors in any given year.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-Resident or Foreign Shareholders. There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of Books and Records. Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records. However, we will provide our shareholders with annual audited financial statements.

History of Change of Share Capital

The following is a summary of changes to our share capital in the past three years.

On December 8, 2010, we granted 1,500,000 ordinary shares to Jun Zhu, our chairman and chief executive officer, which will only be vested if our company achieves certain income targets and the shares are not entitled to dividends until they become vested. Of such shares, 500,000 ordinary shares were vested and issued to Incsight Limited, a company wholly owned by Jun Zhu, in November 2015.

In November 2015, in connection with the grant of options to certain of our directors and employees under our share incentive plan in November 2015, we issued 8,000,000 ordinary shares to The Bank of New York Mellon, our ADS depositary, which are represented by ADSs held by us on reserve to facilitate future delivery of ADSs upon exercise of the options.

Shareholder Rights Plan

On January 8, 2009, our board of directors declared a dividend of one ordinary share purchase right, or a Right, for each of our ordinary shares outstanding at the close of business on January 22, 2009. As long as the Rights are attached to the ordinary shares, we will issue one Right (subject to adjustment) with each new ordinary share so that all such ordinary shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from us one ordinary share at a price of US$19.50 per ordinary share, subject to adjustment.

The Rights will expire on January 8, 2019, subject to our right to extend such date and are exercisable only if a person or group obtains ownership of or announces a tender offer for 15% or more of our voting securities (including ADSs representing our ordinary shares). Upon exercise, all Rights holders except the potential acquirer will be entitled to acquire our shares or the acquirer’s shares at a discount. We are entitled to redeem the Rights in whole at any time on or before the acquisition by a person or group of 15% or more of our voting securities (which for these purposes include ADSs representing ordinary shares), or exchange the Rights, in whole or in part, at an exchange ratio of one ordinary share, and of other securities, cash or other assets deemed to have the same value as one ordinary share, per Right, subject to adjustment.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American depositary shares

The Bank of New York Mellon, as depositary, will register and deliver American depositary shares, also referred to as ADSs. Each ADS represents one ordinary share (or a right to receive one ordinary share) deposited with the principal Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American depositary receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the direct registration system, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The direct registration system, also referred to as DRS, is a system administered by The Depository Trust Company, also referred to DTC, under which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find More Information” for directions on how to obtain copies of those documents.

Dividends and other distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may, and shall if we so request in writing, distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives reasonably satisfactory evidence from us that it is legal to make that distribution.

The deposit agreement provides that if the Rights as defined under “Description of Share Capital—Shareholder Rights Plan” become exerciseable, the depositary would establish procedures to permit holders of ADSs to exercise the Rights and purchase new shares that would be deposited for delivery of additional ADSs, but only if the shares underlying the Rights are registered under the Securities Act or the depositary receives an opinion satisfactory to it to the effect that the shares underlying the Rights may be offered and sold without registration. The depositary has no liability for anything done or not done pursuant to a distribution of Rights in the absence of gross negligence, bad faith or willful misconduct by the depositary.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, withdrawal and cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they may reach the depositary by a date set by the depositary.

Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

The depositary will try, as far as practical, subject to the laws of the Cayman Islands and of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed. If the depositary does not receive your instructions by the date the depositary sets, the depositary will vote the number of shares represented by your ADSs as recommended by our board of directors, unless we notify the depositary that (i) we do not wish the depositary to vote those shares, (ii) substantial opposition exists or (iii) the matter to be voted on would have a material adverse effect on the rights of holders of our ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

We have agreed, to the extent practicable, to give the depositary notice of a shareholders’ meeting sufficiently in advance of the meeting date to enable the depositary to vote deposited shares in accordance with the deposit agreement.

Fees and expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.02 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$.02 (or less) per ADSs per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by billing ADS holders for the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, recapitalizations and mergers

If we:	Then:
• Change the nominal or par value of our shares	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

• Reclassify, split up or consolidate any of the deposited securities	The depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

• Distribute securities on the shares that are not distributed to you

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares, other deposited securities and distributions upon cancellation of ADSs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on obligations and liability

Limits on our obligations and the obligations of the depositary; limits on liability to holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person unless given an indemnity satisfactory to it; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for depositary actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your right to receive the shares underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•	When you owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares, unless requested in writing by us to cease doing so. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary normally will limit the number of ADSs that may be outstanding at any time as a result of pre-release to no more than 30% of the amount of shares on deposit, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so. The depositary has full discretion on how and to what extent it may disregard the limit for the amount of ADSs that may be outstanding at any time as a result of pre-release.

Direct registration system

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership will be confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

PLAN OF DISTRIBUTION

We are registering the ordinary shares issuable upon conversion of the Convertible Notes or exercise of the Warrants that were issued to the Selling Shareholder to permit the sale of ADSs representing these ordinary shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholder of the ADSs. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The Selling Shareholder may sell ADSs representing all or a portion of the ordinary shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ADSs are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The ADSs may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Shareholder may use any one or more of the following methods when selling the ADSs:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholder also may resell all or a portion of the ADSs in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate in sales. If the Selling Shareholder effect such transactions by selling ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the ADSs for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, Inc., or FINRA; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with sales of the ADSs or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs in the course of hedging in positions they assume. The Selling Shareholder may also sell ADSs short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the Selling Shareholder may deliver ADSs covered by this prospectus to close out short positions and to return borrowed securities in connection with such short sales. The Selling Shareholder may also loan or pledge ADSs to broker-dealers that in turn may sell such securities, to the extent permitted by applicable law. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the ADSs offered by this prospectus, which such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Shareholder has been advised that it may not use securities registered on this registration statement to cover short sales of ADSs made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the ADSs and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholder under this prospectus. The Selling Shareholder also may transfer and donate the ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholder and any broker-dealer or agents participating in the distribution of the ADSs may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any Selling Shareholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The Selling Shareholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the ADSs. Upon our being notified in writing by the Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of ADSs through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such the ADSs were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In compliance with the guidelines of FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Under the securities laws of some states, the ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ADSs may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholder will sell any or all of the ordinary shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ADSs by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ADSs to engage in market-making activities with respect to the ADSs. All of the foregoing may affect the marketability of the ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs.

We will pay all expenses of the registration of the ordinary shares pursuant to the Convertible Note and Warrant Purchase Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Shareholder against certain liabilities, including some liabilities under the Securities Act, in accordance with the Convertible Note and Warrant Purchase Agreement, or the Selling Shareholder will be entitled to contribution. We will be indemnified by the Selling Shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the related Convertible Note and Warrant Purchase Agreement, or we will be entitled to contribution.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions, and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, a less developed body of Cayman Islands securities laws that provide significantly less protection to investors as compared to the laws of the United States, and the potential lack of standing by Cayman Islands companies to sue before the federal courts of the United States. Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder, our counsel as to Cayman Islands law, and Zhong Lun Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Maples and Calder has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Zhong Lun Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

EXPENSES

The following table sets forth the aggregate expenses to be paid by us in connection with this offering. All amounts shown are estimates, except for the SEC registration fee. We will pay all expenses in connection with the distribution of the ADSs being sold by the Selling Shareholder, except for the underwriting discounts and selling commissions payable by, and all legal fees and expenses of legal counsel for, the Selling Shareholder, if any.

SEC registration fee	$3,858
Legal fees and expenses	$189,100
Accounting fees and expenses	$150,000
Miscellaneous	$2,000
Total	$344,958

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law. The validity of the ordinary shares in this offering and legal matters as to Cayman Islands law will be passed on for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Zhong Lun Law Firm. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Zhong Lun Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements and financial statement schedule of The9 Limited appearing in its annual report on Form 20-F for the year ended December 31, 2015 have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of System Link Corporation Limited for the year ended December 31, 2015, which appear in the annual report on Form 20-F of The9 Limited for the year ended December 31, 2015, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as set forth in their reports therein, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai, The People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our website is www.the9.com. The information contained on, or linked from, our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Pursuant to the indemnification agreements we have entered into with our directors and officers, we have agreed to indemnify them against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits and Financial Statement Schedules

See Exhibit Index beginning on page II-6 of this registration statement.

Item 10. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 8 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby also undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement at the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, the People’s Republic of China, on April 11, 2016.

The9 Limited

By:	/s/ Jun Zhu
	Name:	Jun Zhu
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jun Zhu and George Lai, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement on Form F-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on April 11, 2016.

Signature	Title

/s/ Jun Zhu Jun Zhu	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

/s/ George Lai George Lai	Chief Financial Officer and Director (principal financial and accounting officer)

/s/ Davin Alexander Mackenzie Davin Alexander Mackenzie	Director

/s/ Kwok Keung Chau Kwok Keung Chau	Director

/s/ Ka Keung Yeung Ka Keung Yeung	Director

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of The9 Limited, has signed this registration statement or amendment thereto in New York, New York, the United States, on April 11, 2016.

Authorized U.S. Representative

By:	/s/ Giselle Mason
	Name:	Giselle Mason
	Title:	SOP Officer

Exhibit Index

Exhibit Number	Description of Exhibit
4.1	Specimen Certificate for Ordinary Shares of The Registrant (incorporated by reference to Exhibit 4.2 from our Registration Statement on Form F-1 (file no. 333-120810) filed with the Securities and Exchange Commission on November 26, 2004)

4.2	Form of Deposit Agreement dated as of December 20, 2004, as amended and restated as of January 16, 2009, as further amended and restated as of March 20, 2009, and as further amended and restated as of December 3, 2010 among The Registrant, The Bank of New York Mellon, as Depositary, and all Owners and Beneficial Owners from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 1 of our Post-Effective Amendment No. 2 to the Registration Statement on Form F-6 (file no. 333-156635) filed with the Securities and Exchange Commission on November 19, 2010)

4.3	Specimen American Depositary Receipt (incorporated by reference to Exhibit A (Form of American Depositary Receipt) of Exhibit 1 (Form of Deposit Agreement) of our Post-Effective Amendment No. 2 to the Registration Statement on Form F-6 (file no. 333-156635) filed with the Securities and Exchange Commission on December 3, 2010)

4.4	Rights Agreement dated as of January 8, 2009 between the Registrant and The Bank of New York Mellon, as Rights Agent (incorporated by reference to Exhibit 4.1 from our Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on January 8, 2009)

4.5	Amendment No. 1 to the Rights Agreement dated as of March 9, 2009 between the Registrant and The Bank of New York Mellon, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on March 10, 2009).

4.6	Convertible Note and Warrant Purchase Agreement dated November 24, 2015 among the Registrant, Splendid Days Limited and the security providers listed on Schedule 1 attached thereto (incorporated by reference to Exhibit 4.23 from our Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 11, 2016)

5.1*	Opinion of Maples and Calder regarding the validity of ordinary shares being registered

23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, independent registered public accounting firm of System Link Corporation Limited

23.3*	Consent of Maples and Calder (included in Exhibit 5.1)

23.4*	Consent of Zhong Lun Law Firm

24.1*	Powers of Attorney (included on signature page)

*	Filed herewith